                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                        CHIRON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     and 0-11.
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     previously. Identify the previous filing by registration statement number,
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
(paste-up Chiron name only here)

                                                                   April 8, 1998

To the Stockholders of
CHIRON CORPORATION

    You are cordially invited to attend the Annual Meeting of Stockholders of Chiron Corporation on May 14, 1998, at 10:00 a.m., which will be held in the auditorium at our Emeryville headquarters, 1450 53rd Street, Emeryville, California 94608.

    At this year's meeting you will be asked to elect four directors and to ratify the selection of the independent auditors. The accompanying Notice of Annual Meeting and Proxy Statement describe these proposals. We urge you to read this information carefully.

    Also included in this package is Chiron's 1997 Annual Report. The Annual Report is in summary form, and contains selected financial data, our letter to stockholders, and highlights of operations. You will find the Company's audited consolidated financial statements enclosed as a separate brochure in a pocket at the back of the Annual Report.

    Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so by giving notice and voting in person at the Annual Meeting.

    We look forward to seeing you at the Annual Meeting.

                                 /s/ EDWARD E. PENHOET

                                 Edward E. Penhoet,
                                 PRESIDENT AND
                                 CHIEF EXECUTIVE OFFICER

                               CHIRON CORPORATION
                               4560 HORTON STREET
                          EMERYVILLE, CALIFORNIA 94608
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 14, 1998

TO THE STOCKHOLDERS OF CHIRON CORPORATION:

    You are hereby notified that the Annual Meeting of Stockholders of Chiron Corporation ("Chiron" or the "Company") will be held at 1450 53rd Street, Emeryville, California, on Thursday, May 14, 1998, at 10:00 a.m., for the following purposes:

        1. To elect three directors to hold office until the Annual Meeting of Stockholders in the year 2001 and one director to hold office until the Annual Meeting of Stockholders in the year 2000;

        2. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending January 3, 1999; and

        3. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Stockholders of record at the close of business on March 31, 1998 will be entitled to vote at the Annual Meeting.

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED. The prompt return of your proxy will assist us in preparing for the Annual Meeting. Even if you have returned your proxy, you may still vote in person if you attend the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote at the meeting, you must obtain from such broker, bank or other nominee, a proxy issued in your name.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ WILLIAM G. GREEN

                                          William G. Green,
                                          SECRETARY

Emeryville, California
April 8, 1998

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 14, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of CHIRON CORPORATION, a Delaware corporation ("Chiron" or the "Company"), for use at the Annual Meeting of Stockholders of Chiron (the "Annual Meeting"), and at any continuation or adjournment thereof. The Annual Meeting will be held on Thursday, May 14, 1998 at 10:00 a.m. in the auditorium at the Company's Emeryville headquarters, 1450 53rd Street, Emeryville, California 94608. These proxy materials were first mailed to stockholders on or about April 8, 1998.

VOTING BY PROXY AND REVOCABILITY OF PROXIES

    If you are unable to attend the Annual Meeting, you may vote by proxy. The enclosed proxy is solicited by the Chiron Board of Directors and, when the proxy card is returned properly completed, it will be voted as you direct on your proxy card. You are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Chiron common stock ("Common Stock") represented by such proxy will be voted "FOR" Proposals 1 and 2 and will be voted in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting.

    You may revoke or change your proxy at any time before it is exercised at the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date than appears on the proxy you wish to revoke to the Secretary of Chiron, William G. Green, at the Company's principal executive office. You also may revoke your proxy by giving notice and voting in person at the Annual Meeting.

    If your shares are held of record by a broker, bank or other nominee and you wish to attend and vote at the Annual Meeting, you must obtain from such broker, bank or other nominee, a proxy issued in your name.

SOLICITATION

    The Company will pay the cost of soliciting these proxies, including printing, handling, and mailing of this Proxy Statement, the proxy and related material furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, custodians, nominees, and fiduciaries holding shares of Common Stock in their names which are beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners for their costs of forwarding proxy material to the beneficial owners. Certain officers, directors, and regular employees of Chiron may solicit proxies by telephone, telegraph, facsimile or in person. These persons will receive no extra compensation for their services.

VOTING RIGHTS AND OUTSTANDING SHARES

    The Company has one type of security entitled to vote at the Annual Meeting, its Common Stock. If you were a stockholder of record of Common Stock at the close of business on March 31, 1998, you may vote at the Annual Meeting. Each share entitles you to one vote on each matter to come before the Annual

Meeting. On March 31, 1998, there were 177,300,427 shares of Common Stock issued and outstanding. The Certificate of Incorporation of the Company does not provide for cumulative voting.

VOTING OF SHARES HELD BY NOVARTIS

    The Company has a strategic alliance with Novartis AG ("Novartis"). As of February 28, 1998, Novartis held shares representing approximately 45% of the Company's Common Stock. A Governance Agreement dated as of November 20, 1994 between the Company and Novartis (the "Governance Agreement") contains provisions relating to, among other things, the nomination of directors to the Company's Board of Directors. Under the terms of the Governance Agreement, Novartis is permitted to designate a certain number of candidates for nomination to the Board ("Investor Directors") and, so long as the Board has the required number of Investor Directors, Novartis is required to be present for purposes of establishing a quorum at stockholder meetings relating to the election of directors, and further is required to vote all of its shares of Common Stock in favor of any nominee selected in accordance with the provisions of the Governance Agreement. The Company believes that Novartis will vote all of its shares in favor of each of the nominees named in Proposal 1.

    For more on the Company's relationship with Novartis, see "Certain Relationships and Related Transactions", at p. 19.

VOTING PROCEDURES

    All votes will be tabulated by the inspector of elections appointed for the Annual Meeting. The inspector of elections will separately tabulate affirmative votes, negative votes, abstentions and broker non-votes. (Broker non-votes are shares represented at the meeting, but with respect to which the authority to vote on a particular proposal has been withheld.) Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining a quorum. With respect to the election of directors, abstentions and broker non-votes will be treated as not voted. The four director nominees who receive the greatest number of votes actually cast will be elected.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Governance Agreement between the Company and Novartis provides that the Board of Directors of the Company (the "Board") will be comprised of 11 directors, and that the Nominating Committee of the Board will nominate three management directors, including the two most senior executives of the Company and a third employee or other person otherwise designated as a management director (each, a "Management Director"), three persons designated by Novartis (each, an "Investor Director") and the remaining directors who must meet certain criteria demonstrating their independence from both Novartis and the Company (each, an "Independent Director"). The number of Investor Directors that Novartis is permitted to designate for nomination declines if its ownership interest in the Company is less than 30 percent.

    The Company's Restated Certificate of Incorporation, as amended, provides that the Board of Directors will be divided into three classes, each class consisting, as nearly as possible, of an equal number of directors. Directors are elected for staggered three year terms.

    There are presently ten members on the Board and one vacancy. Dr. Henri Schramek served as a member of the Board until his death in July 1997.

    There are three directors currently on the Board in the class whose term expires in 1998: Mr. Bryson (an Independent Director), Mr. Douaze (an Investor Director) and Dr. Penhoet (a Management Director). The Board of Directors has nominated each of these directors for election to the Board. If elected at the Annual Meeting, each of these nominees would serve until the Annual Meeting in the year 2001 and until his successor is elected and qualified, or until such director's earlier death, resignation, or removal.

    The Board of Directors has further nominated Mr. Sean P. Lance for election to the Board of Directors to fill the existing vacancy. In March 1998 the Company announced that Mr. Lance had been appointed to the position of President and Chief Executive Officer of the Company, with such appointment to be effective no later than May 1, 1998. If elected to the Board of Directors at the Annual Meeting, Mr. Lance would serve until the Annual Meeting in the year 2000 as a Management Director.

    See "Voting of Shares Held By Novartis" at p. 2 for a discussion of matters relating to Novartis' voting of shares held by it and its affiliates in any election of directors. The four director nominees who receive the greatest number of votes actually cast will be elected; abstentions and broker non-votes will be treated as not voted.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

    The persons named on the enclosed proxy (the "proxy holders") will vote for election of the above-named nominees unless you have withheld authority for them to do so on your proxy card. In the unanticipated event that a nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee named by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable to or who will decline to serve as a director.

    Set forth below is biographical information for the nominees and for each person whose term will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE ANNUAL MEETING OF
  STOCKHOLDERS IN 2001

    VAUGHN D. BRYSON, age 59, a director of the Company since June 1997, is the President of Life Science Advisors. Mr. Bryson was appointed by the Board to fill the vacancy created by the resignation of Mr. Gilbert F. Amelio on December 31, 1995. Mr. Bryson was a thirty-two year employee of Eli Lilly and Company ("Lilly") and served as the President and Chief Executive Officer of Lilly from 1991 to 1993. He was Executive Vice President of that company from 1986 until 1991. He served as a member of Lilly's Board of Directors from 1984 until his retirement in 1993. Mr. Bryson was Vice Chairman of Vector Securities International, Inc. from April 1994 to December 1996. He also is a director of Ariad Pharmaceuticals, Inc., Fusion Medical Technologies, Inc., Perclose, Inc., and Quintiles Transnational Corporation.

    PIERRE E. DOUAZE, age 57, a director of the Company since 1995, was a member of the Executive Committee of management of Ciba-Geigy Limited from 1991 to 1996, and Head of Ciba-Geigy Limited's Pharma and Self-Medication Division from 1989 to 1996. From December 1996 through December 1997, he was a member of the Executive Committee of Novartis AG and Head of its Healthcare Division and Pharmaceutical Sectors. In December 1997, Mr. Douaze retired from Novartis AG.

    EDWARD E. PENHOET, age 57, a co-founder of the Company and a director since 1981, has served as Chief Executive Officer since the Company's inception. Dr. Penhoet will assume the position of Vice Chairman of the Company upon the effectiveness of Mr. Lance's appointment as President and Chief Executive Officer. Dr. Penhoet has been a faculty member of the Biochemistry Department at the University of California, Berkeley, for 25 years. Since 1983, he has been an Adjunct Professor at that university. He is a member of the Board of Directors of Onyx Pharmaceuticals, Inc.

NOMINEE FOR ELECTION FOR A TWO-YEAR TERM EXPIRING AT THE ANNUAL MEETING OF
  STOCKHOLDERS IN 2000

    SEAN P. LANCE, age 50, was appointed President and Chief Executive Officer of the Company in March 1998, with such appointment to become effective no later than May 1, 1998. During the past twelve years, Mr. Lance has held various executive positions with Glaxo Holdings plc, London, England. In October 1996 he was appointed Managing Director of Glaxo Wellcome plc and in January 1997 he was appointed Chief Operating Officer and Chief Executive Designate of Glaxo. From 1993 to 1996, Mr. Lance was Executive Director of Glaxo Holdings, responsible for commercial operations in the Middle East, Africa, Europe and Latin America. Mr. Lance was also President of the International Federation of Pharmaceutical Manufacturers Associations from October 1996 to February 1998, an Executive Member of the International Committee of Pharmaceutical Research and Manufacturers of America, and a director of the British Pharma Group. He also serves on the Steering Committee of Healthcare 2000.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 1999 ANNUAL MEETING

    LEWIS W. COLEMAN, age 56, a director of the Company since 1991, is Senior Managing Director and Co-Director of Investment Banking at NationsBanc Montgomery Securities, and a member of its Executive Committee. Mr. Coleman held similar positions with Montgomery Securities prior to its merger with NationsBanc in October 1997. Prior to joining Montgomery Securities, Mr. Coleman was Vice Chairman of the Board of Directors and the Chief Financial Officer of BankAmerica Corp. from February 1993 to December 1995. Mr. Coleman joined Bank of America in 1986 as Executive Vice President and Chief Credit Officer, World Banking Group. He also headed the Capital Markets Group and later served from 1990 to 1993 as Vice Chairman of the Board and Head of the World Banking Group at Bank of America.

    PAUL L. HERRLING, age 51, a director of the Company since 1997, is the Head of Research at Novartis Pharma AG and a member of the Novartis Pharma Executive Board. Previously, he was Head of Preclinical Research Basel and Vice President and Deputy Member of the Board of Management, Sandoz Pharma Ltd., from 1992 through 1993, and Head of Corporate Research and Senior Vice President and Member of the Board of Management for Sandoz Pharma Ltd. from 1994 through 1996.

    WILLIAM J. RUTTER, age 69, is a co-founder of the Company and has served as its Chairman of the Board since the Company's inception in 1981. In 1969, Dr. Rutter joined the faculty of the University of California, San Francisco ("UCSF"), as Herzstein Professor, and he served as Chairman of the Department of Biochemistry and Biophysics at UCSF from 1969 to 1982. From August 1983 through April 1989, in addition to his responsibilities at the Company, Dr. Rutter was the Director of the Hormone Research Institute at UCSF. In May 1989, Dr. Rutter became a full-time employee of the Company and consequently vacated the Directorship of the Hormone Research Institute. He became a Professor Emeritus in 1991. From 1992 to the present, Dr. Rutter has served on the Board of Overseers, Harvard University. Dr. Rutter has also served on the Board of Trustees, Carnegie Institution of Washington, from 1995 to the present. Dr. Rutter is a member of the Board of Directors of Novartis AG.

    JACK W. SCHULER, age 57, a director of the Company since 1990, is Chairman of Stericycle, Inc., a company that processes, sterilizes and recycles medical waste, and Chairman of Ventana Medical Systems, Inc., a company that develops and manufactures instruments/reagent systems that automate immunohistochemistry. From 1987 to 1989, he was President and Chief Operating Officer of Abbott Laboratories ("Abbott"). He joined Abbott in 1972 as Director of Sales and Marketing for the diagnostics division, and held a series of diagnostic sales and management positions. He served on the Abbott Board of Directors from 1985 to 1989. Mr. Schuler is a member of the Board of Directors of Somatogen, Inc. and Medtronic, Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING

    DONALD A. GLASER, age 71, a director of the Company since 1991, was a founder of Cetus Corporation, a member of Cetus' Board of Directors from 1971 to 1991, and Chairman of the Board of Scientific Advisors of Cetus. He has served on the faculty at the University of California, Berkeley, since 1959. Dr. Glaser received a Nobel Prize in Physics in 1960.

    ALEX KRAUER, age 66, a director of the Company since 1995, was the Chairman of the Board and Chief Executive Officer of Ciba-Geigy Limited from 1987 through 1996, and is now the Chairman of the Board of Novartis AG.

    PIETER J. STRIJKERT, age 62, a director of the Company since 1987, is Chairman of the Board of three Dutch companies: IntroGene b.v., Pharming b.v. and UBiSys b.v. Previously, he was a member of the Management Board of Gist-Brocades N.V., a fermentation and pharmaceutical company headquartered in The Netherlands, from 1985 until 1995, and was Chairman of the Supervisory Board of International Bio-Synthetics b.v., now called Bio-Specialties Division, a division of Gist-Brocades N.V.

BOARD COMMITTEES AND MEETINGS

    The Board of Directors held a total of 14 meetings during the fiscal year ended December 28, 1997, including four actions adopted by unanimous written consent.

    From time to time the Company identifies opportunities for potential collaborations and other transactions or arrangements between the Company or one of its affiliates, on the one hand, and Novartis or one of its affiliates, on the other. Any such transaction is submitted to the Board for approval by a majority of disinterested Directors in accordance with applicable law. For this purpose, the disinterested Directors are the Independent Directors who, as described above, meet certain criteria demonstrating their independence from both Novartis and the Company. Messrs. Bryson and Coleman and Drs. Glaser and Strijkert currently serve as Independent Directors. During 1997, the Independent Directors held four meetings (in addition to the Board meetings described above), including one action adopted by unanimous written consent.

    In 1997 the Board delegated to a Special Litigation Committee authority to act on behalf of the Board in connection with a certain shareholder derivative action relating to the Company's response to the U.S. Federal Trade Commission's review of the merger between Ciba-Geigy Limited and Sandoz Limited which resulted in the formation of Novartis. Lewis W. Coleman, Donald A. Glaser, Jack
W. Schuler and Pieter J. Strijkert served as members of the Special Litigation Committee. The Committee held three meetings during 1997.

    The Board has established five standing committees: an Audit Committee, a Compensation Committee, an Employee Stock Option Committee, a Non-Employee Director Sub-Committee, and a Nominating Committee. The Governance Agreement provides that the proportion of Investor Directors on each committee generally will be the same as the proportion of Investor Directors on the Board.

    The Audit Committee is responsible for finance, budget, audit, internal control, accounting, and related matters. Mr. Coleman serves as Chairman and Dr. Krauer and Mr. Schuler are members. The Audit Committee held four meetings during the fiscal year ended December 28, 1997.

    The Compensation Committee's principal functions are to evaluate the performance of the Company's executive officers, to consider and plan for executive officer succession, to review and approve executive compensation, to review the design and competitiveness of the Company's compensation plans generally and to administer the Company's stock option, stock purchase and executive officer variable cash compensation plans pursuant to the terms of those plans. The members of the Compensation Committee are non-employee directors and are ineligible to participate in any of the plans or programs which are administered by the Committee. Mr. Coleman chairs the Committee and Mr. Bryson, Dr. Glaser, Dr. Krauer and Dr. Strijkert serve as members. Mr. Bryson was appointed to the Committee in August 1997 to fill the vacancy created by Dr. Schramek's death in July 1997. The Compensation Committee held five meetings in the fiscal year ended December 28, 1997.

    The Board has delegated to the Employee Stock Option Committee authority to make routine stock option grants calculated according to the policies, procedures and methodologies approved from time to time by the Compensation Committee, to any employee or consultant except executive officers and directors. Drs. Penhoet and Rutter serve as members of the Employee Stock Option Committee.

    The Board has delegated to a Non-Employee Director Sub-Committee authority to approve certain terms of stock options approved from time to time by the Compensation Committee to officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), authorizing transactions that, for purposes of Section 16, are or may be deemed the disposition of the option or the underlying Common Stock. Mr. Coleman, Mr. Bryson and Dr. Strijkert serve as members of the Non-Employee Director Sub-Committee. Mr. Bryson was appointed to the Committee in August 1997 to fill the vacancy created by Dr. Schramek's death in July 1997. The Non-Employee Director Sub-Committee held one meeting during the last fiscal year.

    The Nominating Committee is responsible for matters relating to composition of the Board of Directors, including recruitment, nomination and succession. The Governance Agreement provides that, until the year 2000, the Nominating Committee will be comprised of two Independent Directors, one Management Director and one Investor Director. The Governance Agreement contains a number of other provisions relating to the composition and governance of the Nominating Committee beginning in the year 2000. See "Certain Relationships and Related Transactions" at p. 19. Dr. Rutter serves as Chairman and Mr. Coleman and Dr. Krauer serve as members of the Nominating Committee; there is a vacancy for one additional Independent Director to serve on the Committee. The Committee held two meetings during the last fiscal year, including one action adopted by written consent. The Nominating Committee has not established a procedure for considering nominees for director nominated by stockholders of the Company. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in the Company's Bylaws.

    During the fiscal year that ended December 28, 1997, all of the directors, except Mr. Bryson, attended at least 75 percent of the combined total number of meetings (including actions by written consent) of the Board and committees on which they served. During fiscal year 1997, Mr. Bryson attended 66 percent of the combined total number of meetings held after his appointment to the Board and committees on which he served.

                                   PROPOSAL 2
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG Peat Marwick LLP to serve as the Company's independent auditors for the fiscal year ending January 3, 1999, and has directed that such selection be submitted for ratification by the stockholders at the Annual Meeting. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

    Stockholder ratification of the selection of KPMG Peat Marwick LLP as the Company's independent auditors is not required by the Company's Restated Certificate of Incorporation, as amended, or the Company's Bylaws or otherwise. In the event that a majority of the shares voting on the matter does not vote in favor of ratifying the selection of KPMG Peat Marwick LLP, the Board of Directors will reconsider the selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent public accounting firm at any time during the year if the Board determines that such a change would be in the best interest of the Company.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on the matter will be required to ratify the selection of KPMG Peat Marwick LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                           CERTAIN BENEFICIAL OWNERS

    The following table lists all persons known by Chiron to own beneficially, as of February 27, 1998, five percent or more of the outstanding shares of its Common Stock. On February 27, 1998, there were 176,294,384 shares of Chiron Common Stock outstanding.

                                                                       AMOUNT AND
                                                                        NATURE OF
                                                                       BENEFICIAL       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                                  OWNERSHIP (1)     OF CLASS
-------------------------------------------------------------------  ---------------  ------------
Novartis AG .......................................................    79,319,796(2)        44.8%
  Schwarzwaldallee 215
  CH-4002
  Basel, Switzerland

------------------------

(1) Under the terms of the Governance Agreement, Novartis is permitted to acquire up to 49.9 percent of the Company's Common Stock through market purchases and to participate pro rata in certain issuances of new securities by the Company. In addition, in certain instances, under the terms of a Market Price Option Agreement between Novartis and the Company, Novartis is permitted to purchase Common Stock directly from the Company upon the satisfaction of certain conditions. See "Certain Relationships and Related Transactions" below for a further discussion of Chiron's relationships with Novartis.

(2) Includes 348,028 shares of the Company's Common Stock which underlie a convertible subordinated note held by Novartis.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 27, 1998 by: (i) each director; (ii) the Chief Executive Officer and the four other most highly compensated executive officers for the year ended December 28, 1997 (the "Named Executive Officers"), and (iii) all directors and executive officers as a group.

                                                                    AMOUNT AND
                                                                    NATURE OF
                                                                    BENEFICIAL        PERCENT OF
NAME OF BENEFICIAL OWNER                                        OWNERSHIP (1)(2)(3)     CLASS
--------------------------------------------------------------  ------------------  --------------
Richard W. Barker.............................................           53,398           *
Vaughn D. Bryson..............................................            7,250           *
Lewis W. Coleman..............................................           69,575           *
Pierre E. Douaze..............................................           34,920           *
Donald A. Glaser..............................................          359,346           *
William G. Green..............................................          421,218           *
Paul L. Herrling..............................................            8,882           *
Alex Krauer...................................................           29,483           *
Edward E. Penhoet.............................................        1,234,447           *
William J. Rutter.............................................        3,422,995             1.9%
Jack W. Schuler...............................................          119,448           *
Pieter J. Strijkert...........................................           60,835           *
Lewis T. Williams.............................................          218,888           *
All directors and executive officers as a group (19
  persons)....................................................        6,984,746             4.0%

------------------------

*   Less than 1%.

(1) This disclosure is made pursuant to certain rules and regulations promulgated by the Securities and Exchange Commission and the number of shares shown as being beneficially owned may not be deemed to be beneficially owned for other purposes. Unless otherwise indicated in the footnotes, each of the named individuals has sole voting and/or investment power with respect to such shares.

(2) The number of shares shown as beneficially held includes shares which the individuals shown have the right to acquire on February 27, 1998 or within 60 days thereafter, pursuant to outstanding options, in the following amounts: Dr. Barker, 50,883 shares; Mr. Bryson, 5,179 shares; Mr. Coleman, 64,095 shares; Mr. Douaze, 26,471 shares; Dr. Glaser 104,303 shares; Mr. Green, 397,693 shares; Dr. Herrling, 6,662 shares; Dr. Krauer, 26,471 shares; Dr. Penhoet, 668,807 shares; Dr. Rutter, 657,199 shares; Mr. Schuler, 115,200 shares; Dr. Strijkert, 49,407 shares; Dr. Williams, 214,606 shares; and all directors and executive officers as a group, 3,168,509 shares.

(3) The number of shares shown as beneficially held does not include the following amounts of Common Stock underlying automatic share rights issuable to each non-employee director: Mr. Bryson, 2,071 shares; Mr. Coleman, 2,668 shares; Mr. Douaze, 2,668 shares; Dr. Glaser, 2,668 shares; Dr. Herrling, 2,220 shares; Dr. Krauer, 2,668 shares; and Dr. Strijkert, 2,668 shares. The share rights vest in equal installments over five years from the date of grant. The terms of the automatic share rights are described below at p. 9. The number of shares shown as beneficially held does not include the following amounts of Common Stock underlying share rights held by certain executive officers: Dr. Barker, 40,000 shares (granted in 1996); Dr. Williams, 100,000 shares (granted in 1998). These shares vest at the end of five years from the date of grant, with provision for earlier pro rata vesting in the event that employment terminates by reason of death or disability or if employment is terminated by the Company other than for cause.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

    The Company pays each non-employee director a retainer fee of $16,000 per year; an additional fee of $2,000 for each meeting of the Board of Directors attended in person; an additional fee of $500 for each telephone meeting of the Board of Directors; and an additional fee of $200 per hour, to a maximum of $1,000 per day, for time spent on meetings of committees of the Board of Directors on days when no meeting of the Board of Directors is held. The Company also pays each non-employee director serving as chairman of one of the Board committees an additional retainer of $5,000 per year.

    Under the terms of their employment with Novartis, the Investor Directors are required to pay over to Novartis fees received from the Company for director services. In December 1996, at Novartis' request, the Company agreed in future periods to pay directly to Novartis fees owed to Investor Directors for their director services on behalf of the Company.

    On the last business day of the second quarter of each fiscal year of the Company ("automatic grant date"), each continuing non-employee director automatically receives a nonstatutory option ("automatic option grant") to purchase that number of shares of Common Stock determined by dividing $100,000 (subject to cost-of-living increases after 1996) by the average stock price of a share of Common Stock over the preceding 12 months. On the date that a person first becomes a non-employee director (if other than an automatic grant date), he or she then receives an automatic option grant to purchase a pro rata number of shares of Common Stock, based on the number of months the non-employee director will serve as a director before the next automatic grant date. Each automatic option grant has an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years, but expires three months after the optionee ceases to serve as a director, employee, consultant or independent contractor (twelve months if due to disability or death). Automatic options are immediately exercisable, but the shares acquired are subject to repurchase by the Company at the original exercise price, if a non-employee director ceases to provide services to Chiron or its subsidiaries as a director, employee, consultant or independent contractor. This repurchase right lapses in equal annual installments over five years from the grant date, provided the director continues to provide services to the Company, and lapses immediately, in full, upon death or disability.

    Each newly elected or appointed non-employee director is automatically granted the right to receive that number of shares of Common Stock ("automatic share right") purchasable with $40,000 on the date of such election or appointment. (A similar $40,000 share right was granted to existing directors on the 1996 automatic grant date.) On each subsequent automatic grant date while the individual is serving as a non-employee director, the non-employee director is automatically granted a $25,000 share right. However, if a non-employee director is newly elected or appointed on a date other than an automatic grant date, then on the next automatic grant date after such election or appointment, the non-employee director is granted a pro rated $25,000 share right, based on the number of months the individual served as a non-employee director before such automatic grant date. The dollar values are subject to cost-of-living increases after 1996. Share rights vest in equal annual installments over five years from the date of grant, provided the non-employee director continues to provide services to the Company, and vest in full upon death or disability.

    Of the current directors, Dr. Penhoet and Dr. Rutter are not eligible to receive automatic option grants and automatic share rights because they are employees of the Company. Mr. Schuler has waived his right to receive these grants for so long as he serves as a consultant to the Company, as described in the following paragraph.

    In December 1991, the Company retained Mr. Schuler as a consultant. The Company agreed to pay Mr. Schuler $200,000 per year of consulting, payable in monthly increments, and granted Mr. Schuler options to acquire 160,000 shares of Chiron Common Stock, which vested on a pro rata basis over four years.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table shows for the fiscal years ended December 28, 1997, December 29, 1996, and December 31, 1995, respectively, certain information concerning compensation awarded or paid to or earned by the Named Executive Officers for all services rendered in all capacities to the Company:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM COMPENSATION AWARDS
                                         ANNUAL COMPENSATION                -----------------------------
                           -----------------------------------------------                    SECURITIES
         NAME AND          FISCAL                           OTHER ANNUAL       RESTRICTED     UNDERLYING        ALL OTHER
    PRINCIPAL POSITION      YEAR   SALARY ($)  BONUS ($)  COMPENSATION ($)  STOCK AWARDS ($)  OPTIONS (#)  COMPENSATION ($)(1)
-------------------------- ------  ----------  ---------  ----------------  ----------------  -----------  -------------------
Edward E. Penhoet           1997    $425,673   $184,800       --$                $--             90,000        $   12,891
  President and Chief       1996     422,917    255,000       --                 --             140,000             4,500
  Executive Officer         1995     397,917    350,000       --                 --             248,700         1,426,529

William J. Rutter(2)        1997     425,673    184,800       --                 --              90,000            34,573
  Chairman                  1996     422,917    255,000       --                 --             140,000            76,996
                            1995     397,917    350,000       --                 --             248,700         1,426,529

William G. Green(3)         1997     342,764    159,640       --                 --              45,600             8,970
  Senior Vice President,    1996     339,000    173,033       --                 --              56,000             6,500
  Secretary and General     1995     326,667    213,200       --                 --             117,900           618,507
  Counsel

Lewis T. Williams           1997     299,983    193,500       --                 --              46,200             8,207
  Chief Scientific          1996     293,333    177,832       --                 --              60,000             4,500
  Officer;                  1995     274,167     88,700       --                 --              94,300           235,688
  President, Chiron
  Technologies

Richard W. Barker(4)(5)     1997     333,479     26,420       --                 --              40,400            26,793
  President and Chief       1996     170,000    131,175       --              1,000,000         100,000            49,138
  Executive Officer,        1995      --          --          --                 --              --              --
  Chiron Diagnostics

------------------------
(1) "All Other Compensation" includes Company contributions of $6,400 in 1997 and $4,500 in 1996 and 1995 under the Company's 401(k) Plan on behalf of each of the named executives to match pretax elective deferral contributions (included under Salary) made by each named executive to such plan in each year indicated. "All Other Compensation" also includes for fiscal year 1995 the following cash payments from Novartis relating to certain options which first became exercisable in calendar year 1995: Edward E. Penhoet-- $1,422,029; William J. Rutter--$1,422,029; William G. Green--$611,812; and
    Lewis T. Williams--$231,188. "All Other Compensation" does not include amounts paid to the Named Executive Officers for options surrendered pursuant to the Novartis option surrender program. See notes to the Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values table below at p. 12 and "Certain Relationships and Related Transactions--Cash Payments to Certain Stock Option Holders" below at p. 23 for a further discussion of these payments.

(2) "All Other Compensation" for Dr. Rutter in 1997 and 1996 includes $10,000 and $72,496, respectively, paid by the Company to him under the terms of a supplemental benefits agreement described below at p. 27 under "Pension Agreements."

(3) "All Other Compensation" for Mr. Green includes the following amounts which were paid on his behalf by the Company for the purchase of life insurance in the face amount of $500,000: 1997: $2,242; 1996: $2,420; 1995: $2,195.

(4) "All Other Compensation" for Dr. Barker includes the following amounts for relocation assistance: 1997: $17,918; 1996: $41,812. Dr. Barker began employment with the Company in June 1996.

(5) In June 1996, the Company granted to Dr. Barker 40,000 restricted share rights with respect to its Common Stock which vest on June 14, 2001. Vesting will accelerate upon a termination of Dr. Barker's employment without cause or upon Dr. Barker's death or permanent disability as to a pro rata number of shares of Common Stock based on the number of months of his employment prior to the triggering event.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company has granted options to its executive officers under the Company's 1991 Stock Option Plan. The following tables show for the fiscal year ended December 28, 1997, certain information regarding options granted to, exercised by and held by the Named Executive Officers:

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                            INDIVIDUAL GRANTS
                                          ------------------------------------------------------
                                            NUMBER OF       % OF TOTAL
                                            SECURITIES       OPTIONS      EXERCISE
                                            UNDERLYING      GRANTED TO     OR BASE
                                             OPTIONS       EMPLOYEES IN     PRICE     EXPIRATION
NAME                                      GRANTED (#)(1)   FISCAL YEAR    ($/SH)(2)      DATE
----------------------------------------  --------------   ------------   ---------   ----------

Edward E. Penhoet.......................      90,000           1.43%       $ 20.875    2/27/07

William J. Rutter.......................      90,000           1.43%       $ 20.875    2/27/07

Richard W. Barker.......................      40,400           0.64%       $ 20.875    2/27/07

William G. Green........................      45,600           0.72%       $ 20.875    2/27/07

Lewis T. Williams.......................      46,200           0.73%       $ 20.875    2/27/07

                                             POTENTIAL REALIZED VALUE
                                             AT ASSUMED ANNUAL RATES
                                                  OF STOCK PRICE
                                                 APPRECIATION FOR
                                                 OPTION TERM (3)
                                          ------------------------------
NAME                                      0%($)     5%($)       10%($)
----------------------------------------  -----   ----------  ----------
Edward E. Penhoet.......................  $-0-    $1,181,536  $2,994,244
William J. Rutter.......................  $-0-    $1,181,536  $2,994,244
Richard W. Barker.......................  $-0-    $  530,378  $1,344,083
William G. Green........................  $-0-    $  598,645  $1,517,083
Lewis T. Williams.......................  $-0-    $  606,522  $1,537,045

------------------------

(1) In general, the options become exercisable as to 25 percent of the granted shares on the first anniversary of the date of grant and, for the balance, in equal monthly installments over the 36-month period thereafter, so long as service with the Company or one of its subsidiaries continues. Of the options granted to Dr. Barker, 20,200 become exercisable on the fifth anniversary of the grant date. To the extent not already exercisable, the options generally become exercisable in the event of an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of sale, merger, reorganization or liquidation. However, an outstanding option will not be so accelerated if, in connection with such corporate transactions, the option is either assumed or replaced with a comparable option to purchase shares of capital stock of the successor corporation.

(2) Upon exercise, the exercise price and any related tax withholding obligations may generally be paid in cash, or, in the Compensation Committee's discretion, in shares of Common Stock held by the optionee for the requisite period to avoid a charge to Chiron's earnings and valued as of the exercise date, or under certain conditions from the proceeds of a same day sale of the shares acquired upon exercise of the option. The Compensation Committee may also assist an optionee in the exercise of an option by authorizing a loan from the Company for the purchase price and related tax obligations.

(3) In accordance with Securities and Exchange Commission rules, these columns reflect hypothetical gains or "option spreads" that would exist for the respective options. These rules require that the gains be based on assumed rates of annual compounded stock price appreciation of 5 percent and 10 percent from the date the options were granted over the full ten-year option term. The market price of Chiron Common Stock in February 2007 would be $34.00 and $54.14 per share, respectively, at 5 percent and 10 percent annual compounded rates of appreciation. There can be no assurance that these assumed rates of appreciation or any appreciation will occur.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                    OPTIONS AT FY-END (#)(3)    OPTIONS AT FY-END ($)(4)
                                  SHARES ACQUIRED       VALUE      --------------------------  ---------------------------
NAME                             ON EXERCISE(#)(1)  REALIZED ($)(2) EXERCISABLE UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------------------  -----------------  -------------  -----------  -------------  ------------  -------------

Edward E. Penhoet..............        263,372       $ 4,362,051      575,908        292,464    $1,436,533    $   435,317

William J. Rutter..............        467,704       $ 7,483,264      564,300        292,464    $1,397,249    $   435,317

Richard W. Barker..............         --               --            37,500        102,900        --            --

William G. Green...............         15,000       $   197,313      349,763        139,696    $1,887,636    $   239,750

Lewis T. Williams..............         --               --           163,611        185,249    $  646,313    $   514,723

------------------------

(1) Does not include the number of securities underlying options surrendered pursuant to the Novartis option surrender program. See "Certain Relationships and Related Transactions--Cash Payments to Certain Option Holders". The number of securities underlying options surrendered pursuant to such program in fiscal year 1997 was as follows: Dr. Penhoet, 63,168 shares; Dr. Rutter, 4,840; Mr. Green, 16,357; and Dr. Williams, 22,080.

(2) Does not include the value realized upon the surrender of options pursuant to the Novartis option surrender program. See "Certain Relationships and Related Transactions--Cash Payments to Certain Option Holders". The value realized upon surrender of options pursuant to such program in fiscal year 1997 (calculated as $29.25 per share less the exercise price) was as follows: Dr. Penhoet, $1,136,907; Dr. Rutter, $127,050; Mr. Green, $211,305;
    and Dr. Williams, $388,392.

(3) Includes unexercised, unsurrendered options held at fiscal year end which the Named Executive Officers are entitled to surrender pursuant to the Novartis option surrender program, as follows: Dr. Penhoet, 57,780 exercisable, 2,176 unexercisable; Dr. Rutter, 46,172 exercisable, 2,176 unexercisable; Mr. Green, 311 exercisable, 620 unexercisable; Dr. Williams 3,154 exercisable, 19,162 unexercisable.

(4) The value of all unexercised, unsurrendered options is calculated in accordance with Securities and Exchange Commission rules using the value of the Company's shares at the end of fiscal year 1997 ($16.94). The incremental value of options which the holder is entitled to surrender pursuant to the Novartis option surrender program (calculated as the difference between the amount payable under the Novartis option surrender program and the value of the Company's shares at fiscal year end, $29.25 less the year-end market value of $16.94 per share) is as follows: Dr. Penhoet, $711,272 exercisable, $26,787 unexercisable; Dr. Rutter, $568,377 exercisable, $26,787 unexercisable; Mr. Green, $3,828 exercisable, $7,632 unexercisable; Dr. Williams $38,826 exercisable, $235,884 unexercisable. See "Certain Relationships and Related Transactions--Cash Payments to Certain Option Holders".

                           LONG TERM INCENTIVE PLANS
                           AWARDS IN FISCAL YEAR 1997

                                                                                    ESTIMATED FUTURE PAYOUTS UNDER
                                                                 PERFORMANCE OR       NON-STOCK PRICE-BASED PLANS
                                             NUMBER OF SHARES,    OTHER PERIOD    -----------------------------------
                                              UNITS OR OTHER    UNTIL MATURATION   THRESHOLD    TARGET      MAXIMUM
NAME                                           RIGHTS (#)(1)       OR PAYOUT          (#)         (#)         (#)
-------------------------------------------  -----------------  ----------------  -----------  ---------  -----------

Edward E. Penhoet..........................         12,900            3 years          6,450      12,900      38,700

William J. Rutter..........................         12,900            3 years          6,450      12,900      38,700

Richard W. Barker..........................          5,800            3 years          2,900       5,800      17,400

William G. Green...........................          6,500            3 years          3,250       6,500      19,500

Lewis T. Williams..........................          6,600            3 years          3,300       6,600      19,800

------------------------

(1) Performance units were awarded in February 1997 to the Named Executive Officers and other officers and senior managers of the Company which will vest, if at all, in 2000 based upon the three-year relative stockholder return, as measured monthly by dividend yield and cumulative stock price appreciation, of Chiron Common Stock, as compared to the return of a benchmark index comprised of the S&P Healthcare Composite Index and the AMEX Biotechnology Index, weighted 75% to the former index and 25% to the latter index. Payouts will be in shares of Common Stock and, depending on performance of the Common Stock against the benchmark index as described in the previous sentence, may range from zero to three times the number of shares indicated in the "Target" column in the above chart. In the event an award holder's employment with the Company terminates for any reason before the determination date for the performance units, generally the performance units will be cancelled and no amounts will be paid thereunder. However, if an award holder's employment terminates by reason of death, permanent disability, retirement (as defined in the instrument describing the award) or the Company terminates the award holder's employment after December 31, 1998, but before the determination date, for any reason other than cause, a pro rata number of performance units based on the number of months of employment during the performance period will remain outstanding and will be payable at the end of the performance period as if the award holder had remained employed.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Company's Compensation Committee during fiscal year 1997 were Mr. Bryson, Mr. Coleman, Dr. Glaser, Dr. Krauer, Dr. Strijkert and (until his death in July 1997) Dr. Schramek.

    Dr. Rutter, Chairman of the Company, is a member of the Board of Directors of Novartis. Dr. Krauer, a member of the Company's Board of Directors and a member of the Company's Compensation Committee, is Chairman of the Board and Chief Executive Officer of Novartis. The Company has a strategic alliance with Novartis and in connection therewith has entered into a series of arrangements with Novartis. These arrangements contributed 11% of the Company's total revenues in fiscal year 1997. See "Certain Relationships and Related Transactions" at p. 19 for a further description of Chiron's relationships with Novartis.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

    The compensation of Chiron's executive officers is determined by the Compensation Committee of the Board of Directors. All members of the Compensation Committee during 1997 were non-employee directors. As required by the rules of the Securities and Exchange Commission, this Compensation Committee Report describes the matters considered generally by the Compensation Committee in reaching its decisions regarding compensation for executive officers, including Edward E. Penhoet, President and Chief Executive Officer; William J. Rutter, Chairman; and Richard W. Barker, William G. Green, and Lewis T. Williams, the officers who, together with Drs. Rutter and Penhoet, were the Company's five most highly compensated executives for 1997 (the "Named Executive Officers").

COMPENSATION PHILOSOPHY

    Chiron's executive compensation programs seek to accomplish several major goals:

    - To align the interests of executive officers with the long-term interests of stockholders through participation in the Company's long-term, equity-based incentive compensation programs, principally stock options;

    - To motivate executives to achieve important business and individual performance objectives and to reward them when such objectives are met; and

    - To recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in other biotechnology, high technology and pharmaceutical companies.

    The Company, from time to time, employs independent compensation consulting firms to evaluate the Company's executive compensation programs. These firms have provided the Compensation Committee with survey data using analyses of benchmark positions from selected biotechnology, high technology and pharmaceutical companies (the "Survey Groups") with whom the Company competes for the recruitment and retention of executive personnel(2). The survey information includes comparative data regarding (i) base annual salaries; (ii) annual variable cash compensation; and (iii) long-term equity-based incentives.

COMPENSATION COMMITTEE PROCEDURES AND PERFORMANCE CONSIDERATIONS REGARDING 1997 EXECUTIVE COMPENSATION

    In February of each year, the Compensation Committee meets to consider the Company's performance, the performance of each of its business and functional units and the performance of each executive officer for the prior year. For 1997, the Committee met on February 19, 1998 and reviewed the methodology used by senior management to assess such performance and to formulate recommendations for the compensation of all officers, including the Named Executive Officers, other than Drs. Rutter and Penhoet. The Committee also sought input from other non-employee directors regarding the overall performance of the Company and its business units and the performances of Drs. Rutter and Penhoet. At this meeting, the Compensation Committee approved the base salaries for 1998, the variable cash compensation for performance in 1997 and the award of stock options with respect to all executive officers.

------------------------

(1) The material in this report and in the Common Stock price performance graph is not soliciting material, is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language therein.

(2) The common stock price performance graph on p. 18 of this Proxy Statement provides stock performance information for groups of companies that include some, but not all, of the companies included in the Survey Groups.

Similar meetings occurred in February 1997 to review the performance of the Company and the executive officers in 1996 and to determine each executive officer's base salary for 1997.

    The Committee reviewed the Company's performance as measured by performance metrics contained in the Measurement Standards for 1997. The Measurement Standards are specific performance objectives determined annually by the Board of Directors to satisfy the terms of the Governance Agreement between Chiron and Novartis. For 1997, the Measurement Standards were composed of relative total stockholder return ("TSR"), which was not satisfactory; consolidated revenue growth targets, which were not achieved; earnings per share goals, which were achieved; and a series of milestones intended to measure progress in business and research and development innovation, which in the aggregate were achieved. The Committee also reviewed management's analysis of the extent to which each business unit had achieved the perfor-mance metrics applicable to it for 1997. Business unit performance metrics provide quantitative measures of the progress by each business unit in implementing its strategic plan. For 1997, the performance metrics for each business unit included specific budget commitments, certain aspirational financial goals and innovation milestones.

    Based upon these considerations, the Compensation Committee approved 1998 salary levels, variable cash compensation awards for 1997, and stock option awards for each executive officer. The stock options and performance units granted to the Named Executive Officers in 1997 are set forth in the option grant table on p. 11 and the long-term incentive plans table on p. 13. In determining the size of the awards, the Committee did not consider awards previously granted, whether vested or unvested, or the aggregate number of outstanding stock options or performance units held by the recipients of the current awards.

SURVEY COMPARISONS FOR 1997

    The Compensation Committee continued for 1997 Chiron's compensation philosophy that base salaries for executive officers should be competitive and targeted generally at the median (50th percentile) of the market, generally as determined by information from the Survey Groups. Further, a significant portion of total cash compensation should be "at risk." Accordingly, the Compensation Committee uses annual variable cash awards for executive officers so that, with excellent individual, business unit and overall Company performance, the potential exists to bring total cash compensation up to or above the 75th percentile of the market. The survey information serves as a general reference for the Company and the Compensation Committee. However, because of many factors, including the inherent lack of comparability between any individual officer's responsibilities, performance, and value to the Company and the average information from the Survey Groups, no element of any executive officer's compensation is determined solely or principally by reference to the survey information.

LONG-TERM INCENTIVES

    The Compensation Committee believes that stock option and performance unit awards under the Company's 1991 Stock Option Plan serve to align the long-term interests of the Company's executive officers with those of its stockholders and contribute importantly to the recruitment and retention of executive personnel. In addition, Chiron expects that its long-term equity-based incentive compensation plan will increasingly be linked to specific performance objectives.

    Under the 1991 Stock Option Plan, the Company's executive officers are eligible to receive grants of options to purchase shares of the Company's stock. The options are generally granted upon initial employment and annually thereafter with exercise prices equal to the prevailing market price at date of grant. Therefore, stock options will have value to the executive only to the extent that the market price for the Company's stock increases. Stock option grants generally become exercisable or "vest" in increments over four years, so long as service of the option recipient with the Company continues.

    In addition to the award of stock options in 1997, the Compensation Committee granted performance units to certain officers and other senior managers in the Company. Performance units are restricted share rights which will vest, if at all, in three years and will have value only if and to the extent that the three-year TSR, as measured monthly by dividend yield and cumulative stock price appreciation, of Chiron Common Stock performs well as compared to the TSR of a benchmark index comprised of the Standard & Poor's Healthcare Composite Index and the AMEX Biotechnology Index, weighted 75 percent to the former index and 25 percent to the latter index. These two indices are shown on the Common Stock price performance graph on p. 18 of this Proxy Statement. For 1997, the Company's TSR was below that of the indices.

    The Compensation Committee expects annual stock option and performance unit awards to provide the opportunity for long-term incentive compensation for executive officers at approximately the 75th percentile of the Survey Groups. Long-term awards in 1997, reflecting the Compensation Committee's judgment as to the Company's overall level of performance in 1996, were below this level on a size-adjusted basis. Long term awards made in February 1998, reflecting the Committee's judgment of overall Company performance in 1997, are expected to provide an opportunity that is also below this level.

    In addition, in May 1995, the Company granted to certain executives and other senior managers performance-accelerated stock options for which vesting will occur as to one-third of the shares subject to such options at the end of each calendar year commencing with 1996 in which the Company meets or exceeds the Measurement Standards. Accordingly, satisfaction of the Measurement Standards for 1996 and 1997 has resulted in these options becoming vested as to two-thirds of the shares subject thereto. If the Measurement Standards are not met in any future year, the option vesting is not accelerated and the balance of the shares underlying the options remain outstanding and unvested and become exercisable only upon achievement of the Measurement Standards in a future year or in May 2001, for those options held by employees then employed by the Company.

    Finally, the Company has granted restricted share rights to certain executive officers, excluding the Named Executive Officers, and other employees in highly valued positions as a targeted retention incentive. Restricted share rights consist of the right to receive shares of the Company's Common Stock, subject to continued employment with the Company. Separately, the Company also has awarded restricted share rights to Dr. Barker in connection with his recruitment in 1996 and to Dr. Williams in connection with the renegotiation of his employment agreement in 1998. See "Certain Relationships and Related Transactions--Certain Employment Agreements," at p. 25.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Dr. Penhoet has the title President and Chief Executive Officer of Chiron. Many senior managerial responsibilities, however, are shared between Drs. Rutter and Penhoet. In February 1997, the Compensation Committee established base salaries of $440,000 for each of them, effective March 3, 1997, representing an increase of approximately 3.5 percent from 1996. Consistent with the Committee's intention to increase over time the portion of total cash compensation of the most senior executive officers that is "at risk", the Committee did not increase the base salaries of Drs. Rutter and Penhoet for 1998. On February 19, 1998, the Committee approved a variable cash compensation award for each of Drs. Rutter and Penhoet of $184,800 for 1997. For 1997, the base salary of each of Drs. Rutter and Penhoet was below the median of the Survey Group on a size-adjusted basis. For 1997, the total cash compensation for Dr. Rutter was below the median of the Survey Groups and for Dr. Penhoet approximated the median of the Survey Groups on a size-adjusted basis. The Committee determined the variable cash compensation of Drs. Penhoet and Rutter based principally upon the Company's overall performance in 1997, as reflected in the performance metrics of the Measurement Standards.

    As described above, the Compensation Committee awarded stock options and performance units to Drs. Rutter and Penhoet and to the other Named Executive Officers in 1997 in the amounts set forth in the option grant table on p. 11 and the long-term incentive plans table on p. 13. The awards to Drs. Penhoet and Rutter were based on, among other things, the Committee's subjective assessment of their respective performance and impact upon Company performance in 1997.

POLICY REGARDING SECTION 162(m)

    Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid to each of the chief executive officer and the four other most highly compensated officers of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. The Compensation Committee uses stock options and performance units that qualify for the performance-based exception to the Section 162(m) deduction limits. As described above under Long-Term Incentives, the Committee has increasingly linked long-term, equity-based incentive compensation to performance objectives. The Committee intends to continue to do so, as long as it considers such use to be in the best interest of the Company and its stockholders. However, because the net cost of compensation, including its deductibility, is weighed by the Compensation Committee against many other factors in determining executive compensation, the Committee may determine that it is appropriate and in the best interests of the Company to authorize compensation that is not deductible, whether by reason of section 162(m) or otherwise. For example, the Compensation Committee elected not to grant awards of variable cash compensation for 1997 or 1998 in a manner that qualifies for the performance-based exception to Section 162(m), because it felt that the variable cash compensation of all officers should be administered consistently, using the Company's performance metrics to measure corporate and business unit performance. The performance metrics generally are quantitative measures of performance, but they include innovation milestones that are not sufficiently objective to qualify for the performance-based exception to Section 162(m).

                                          COMPENSATION COMMITTEE
                                          LEWIS W. COLEMAN, CHAIRMAN
                                          Vaughn D. Bryson
                                          Donald A. Glaser
                                          Alex Krauer
                                          Pieter J. Strijkert

                      COMMON STOCK PRICE PERFORMANCE GRAPH

    The graph set forth below shows the value of an investment of $100 on December 31, 1992 in each of Chiron Common Stock, the Standard & Poor's Healthcare Composite Index ("S&P Healthcare") and the AMEX Biotechnology Index ("Amex Biotech"). The values are calculated as of December 31 of each year assuming reinvestment of dividends paid by the companies included in the indices. The bold line on the graph shows the value of an initial $100 investment in Chiron Common Stock over the five year period. In addition, a second line on the graph shows the value of such an investment adjusted to show the effect of the tender offer by Ciba-Geigy Limited in January 1995 for approximately 38 percent of the Company's Common Stock. For the purposes of that line, it is assumed that Ciba purchased through the tender offer 38 percent of a Chiron stockholder's shares and the stockholder used the proceeds to purchase additional shares of Chiron Common Stock at a post tender offering price of $14.69 (adjusted for the four-for-one stock split) on January 4, 1995.

    The comparisons in the graph (except for the total stockholder return of Chiron Common Stock adjusted for the tender offer) are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

          CHIRON STOCK PRICE VS. S&P HEALTHCARE, AMEX BIOTECH INDICES
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   ON INVESTMENT OF $100 ON DECEMBER 31, 1992

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          CHIRON STOCK

            Chiron Stock  (as adjusted)    S&P Healthcare   Amex Biotech
1992                $100           $100              $100           $100
1993                 149            149                92             68
1994                 142            142               103             48
1995                 196            269               161             78
1996                 132            181               193             85
1997                 120            166               276             95

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH NOVARTIS

    As noted above, the Company has an alliance with Novartis. Novartis is a life sciences company headquartered in Basel, Switzerland which was formed as a result of the December 1996 merger between Ciba-Geigy Limited ("Ciba") and Sandoz Limited. Through a series of transactions that became effective in January 1995, Ciba acquired shares of Common Stock which, when combined with shares already held by Ciba, represented 49.9% of the then-outstanding Common Stock of the Company; the Company acquired from Ciba all of the capital stock of Chiron Diagnostics Corporation (formerly Ciba Corning Diagnostics Corp.) ("Chiron Diagnostics"); and the Company acquired Ciba's interests in Chiron Vaccines Company and Chiron S.p.A. (formerly, The Biocine Company and Biocine S.p.A.) As a result of dilution stemming primarily from the issuance of Common Stock under the Company's employee stock option and stock purchase plans, as of February 27, 1998, Novartis held shares representing approximately 45% of the Company's outstanding Common Stock.

    In connection with these transactions, the Company and Ciba entered into certain governance, investment and related agreements which are described below.

    THE GOVERNANCE AGREEMENT

    STANDSTILL. Pursuant to the Governance Agreement, Novartis has agreed not to increase its ownership interest in the Company above 49.9% before January 15, 2000. Thereafter, Novartis has agreed not to increase its ownership interest in the Company above 55% unless it acquires all of the outstanding capital stock of the Company in a "buy-out transaction" in accordance with certain procedures set forth in the Governance Agreement. During these standstill periods, Novartis' ownership interest may exceed the specified limits (i) if the acquisition of additional equity securities by Novartis is approved by a majority of the Independent Directors, or (ii) if the increase in Novartis' ownership interest is the result of an action by the Company (such as a purchase by the Company of outstanding Common Stock or a sale of Common Stock to Novartis or its affiliates by the Company), provided that in any event Novartis' ownership interest may not exceed 79.9%.

    PROXY SOLICITATIONS AND VOTING TRUSTS. The Governance Agreement further provides that unless and until Novartis and its affiliates own all of the capital stock of the Company, they will not engage in any solicitation of proxies, initiate or encourage the initiation of any shareholder proposals or otherwise encourage any person with respect to the voting of equity securities of the Company; nor will they enter into any voting trust or similar arrangement for the voting of any shares of the Company's equity securities.

    ANTI-DILUTION PROVISIONS. Under the Governance Agreement, subject to certain exceptions, if the Board of Directors authorizes the issuance of any equity securities, Novartis will have the right to purchase its pro rata share of such securities. If Novartis elects to purchase any such securities, it will do so at the same time and on the same terms and conditions as the new securities are issued and sold to third parties (except that, if such securities are issued for consideration other than cash, Novartis shall pay the fair market value thereof, as determined in accordance with the Governance Agreement).

    CERTAIN CORPORATE TRANSACTIONS. The Governance Agreement provides that, so long as Novartis owns at least 40% of the outstanding voting stock of the Company, the Company will not engage in certain corporate transactions without Novartis' approval and will not engage in certain other corporate transactions without the consent of a majority of the Investor Directors.

    TRANSACTIONS BETWEEN THE COMPANY AND NOVARTIS. The Governance Agreement provides that the Company will not enter into any material transaction with Novartis or any of its affiliates (other than those expressly contemplated by the Investment Agreement and the related agreements) unless such transaction is approved by a majority of the Independent Directors or holders of a majority of the voting stock which is held by unaffiliated stockholders.

    STRATEGIC PLANNING COMMITTEE. The Governance Agreement further provides that the Board will set and approve measurement standards to evaluate the Company's performance for each fiscal year, and that if the applicable measurement standards are not met for any fiscal year, a Strategic Planning Committee will be established to prepare and recommend to the Board a remedial plan intended to restore the Company to compliance with the standards. If the Company fails to meet the measurement standards for two consecutive fiscal years, the Strategic Planning Committee will have the delegated power of the Board (until the applicable standards are met for a full year) to set the compensation and terminate the employment of the Company's executive officers. The Governance Agreement provides that the Strategic Planning Committee will be comprised of the three Investor Directors, three Independent Directors and one Management Director and the Committee will act by the vote of a majority of its members, provided that the Management Director member will not be able to break any tie vote between the Investor Director members, on the one hand, and the Independent Director members, on the other hand. Since the Company met the applicable measurement standards in 1997, 1996 and 1995, the Strategy Planning Committee has not been formed.

    NOMINATION OF DIRECTORS AND VOTING OF SHARES. As described above, the Governance Agreement contains provisions currently applicable to the nomination of directors of the Company and the voting of shares held by Novartis. See "Voting of Shares Held By Novartis" at p. 2 and Proposal 1--Election of Directors at p. 2. With the addition of Mr. Lance to the Board of Directors, the number of Management Directors on the Board will exceed the limit specified in the Governance Agreement. Novartis nevertheless has consented to the nomination of Mr. Lance. A number of other provisions relating to the Nominating Committee become applicable over time. Beginning in the year 2000, so long as Novartis owns at least 40 percent of the outstanding capital stock of the Company, an additional Investor Director will serve on the Nominating Committee of the Board and the Management Director serving on the Nominating Committee will not be able to break any tie vote between all the Investor Director members, on the one hand, and all the Independent Director members, on the other hand. Beginning in the year 2006, so long as Novartis owns at least 49 percent of the outstanding capital stock of the Company, the Investor Director members of the Nominating Committee will have a deciding vote to break any tie vote between all the Investor Director members, on the one hand, and all the Independent Director members, on the other hand.

    THE INVESTMENT AGREEMENT

    BANK DEBT GUARANTEE. Under the terms of the Investment Agreement, Novartis has agreed to guarantee the obligations of the Company under one or more revolving credit facilities. The principal amount of indebtedness under the guaranteed credit facilities outstanding at any one time may not exceed a specified cap, referred to as the "maximum borrowing amount". Initially, the maximum borrowing amount is $425 million. However, if the Company elects to request additional R&D funding under the Limited Liability Company Agreement described below, the maximum borrowing amount under the guaranteed credit facilities will be reduced by $1.50 for each $1.00 in additional R&D funding (up to $50 million in additional R&D funding). In November 1996, the parties agreed that Chiron could increase the maximum borrowing amount under the guaranteed credit facilities by up to $300 million; in exchange, the Company's right, under the terms of the Subscription Agreement described below, to require a Novartis affiliate to purchase up to $500 million of Common Stock of the Company from the Company will be correspondingly reduced by the amount of any such increase. The Novartis guarantee will expire on January 1, 2008. The Company has entered into a Reimbursement Agreement with Novartis pursuant to which the Company has agreed to reimburse Novartis for any payments made or out-of-pocket expenses incurred by Novartis in connection with the guarantee. The Reimbursement Agreement provides that the Company's obligations thereunder will be fully collateralized by collateral reasonably acceptable to Novartis. In fiscal year 1997, Novartis guaranteed revolving credit facilities for the benefit of the Company totaling $200 million as well as a $195 million lease agreement related to the construction of a research and development facility in Emeryville. The Company's obligations under the Reimbursement Agreement have not been collateralized.

    DIAGNOSTICS PROMISSORY NOTE AND CERTAIN OTHER INDEBTEDNESS. In connection with the acquisition by the Company of Chiron Diagnostics in January 1995, all then-existing indebtedness of Chiron Diagnostics and its subsidiaries to Novartis was consolidated into a single loan evidenced by a promissory note in the amount of $50,760,000, maturing January 1, 2000. At December 28, 1997, interest of $9.8 million, calculated at a variable rate based on LIBOR, had accrued on the principal amount outstanding under that promissory note.

    THE LIMITED LIABILITY COMPANY AGREEMENT ("R&D FUNDING AGREEMENT")

    The Investment Agreement also provides that Novartis will make certain research funding available to the Company. This commitment was memorialized in a Limited Liability Company Agreement between Novartis and the Company entered into in December 1995. The R&D Funding Agreement provides that Novartis will purchase interests in a limited liability company as a means of providing this funding.

    Under the R&D Funding Agreement, Novartis has agreed to fund research and development expenses for certain projects (the "Funded Projects"), which currently consist of adult vaccines, pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII and HSV-tk. The Company may from time to time propose additional projects which it wishes Novartis to fund or partially fund. In exchange for providing the funding, Novartis has certain rights, as described below, in certain adult vaccines, pediatric vaccines, Insulin-Like Growth Factor-1, Factor VIII and HSV-tk (the "Products").

    The amount of funding Novartis is obligated to provide under the R&D Funding Agreement is subject to an aggregate limit. Aggregate funding is calculated as total payments by Novartis to the Company under the R&D Agreement minus the amount of any payments to or profits earned by Novartis in connection with the Products. Currently, the aggregate funding limit is $250 million. At Chiron's option, this may be increased to $300 million, in exchange for a reduction of the maximum borrowing amount under the credit facilities guaranteed by Novartis. See "Bank Debt Guarantee", above. In addition, Novartis' obligation is subject to an annual funding limit in 1998 of $62,300,000. Subject to the foregoing annual and aggregate limits, the R&D Agreement provides that, at Chiron's request, Novartis will fund 100% of the development costs of the Funded Projects incurred between January 1, 1995 and December 31, 1999. As of December 28, 1997, the Company had used $152,300,000 of the R&D funding.

    In consideration of the funding provided by Novartis for the Funded Projects, Novartis has an interest in a stream of variable royalties in future worldwide sales from Products, if any, which are successfully developed. (There can be no assurance that any Products will be developed successfully.) Novartis also has co-promotional rights, in countries other than in North America and Europe, for certain adult vaccines. Under the R&D Agreement, the Company has the right, but not the obligation, to buy out Novartis' interests in these Products (including its interest in royalties as well as the co-promotion rights). The purchase price for the buy-out is an amount equal to the aggregate amount of R&D funding provided to the Company by Novartis under the R&D Agreement (again, net of any payments to or profits earned by Novartis in connection with the Products) together with interest on such amount at LIBOR. The purchase price for the buy-out is payable in cash, or Common Stock, or a combination of the two. In the event of a buy-out, Novartis will retain certain distribution rights with respect to adult vaccines as to which it has then exercised its promotion rights. Chiron must provide notice to Novartis by January 1, 2002 as to whether it will exercise its buy-out right; if it does so, Chiron will have until January 1, 2005 to tender the purchase price for the buy-out.

    THE COOPERATION AND COLLABORATION AGREEMENT

    Novartis and the Company have also entered into the Cooperation and Collaboration Agreement regarding research and development collaborations, marketing and manufacturing arrangements, access of each party to the other party's technology and reciprocal most favored nation rights regarding certain licenses. The agreement provides a mechanism by which either party may make specific proposals for areas of research and development collaboration with the other and retain a 90-day right of first negotiation with respect to such areas. Neither the Company nor Novartis has the right to enter into any material research and development collaboration related to the Company's strategic mission with any third party if such third party's only material contribution to the collaboration is expected to be funding, unless such party has first offered the other party the opportunity to enter into such collaboration on the same terms as such third party, provided that such restrictions do not apply to collaborations with non-commercial sources of funding, including grants, or to financing arrangements with third parties in which the consideration to the third party is the return on financing. In addition, under the Cooperation and Collaboration Agreement, the parties have (i) a reciprocal right of first refusal with respect to marketing certain products developed by the other party or which the other party has the right to market and (ii) a reciprocal right of first negotiation with respect to manufacturing certain products developed by the other party or which the other party has the right to manufacture.

    The first collaboration project between the Company and Novartis under the Cooperation and Collaboration Agreement is in the field of combinatorial chemistry. In November 1995, the Company and Novartis entered into a collaboration agreement under which Novartis will pay $26.0 million to Chiron, over a five-year period and subject to certain adjustments, in exchange for a non-exclusive, perpetual license to utilize Chiron's combinatorial chemistry techniques. In addition, the parties will collaborate to utilize combinatorial chemistry technology to identify potential products in selected target areas. The agreement provides for research funding by Novartis, and certain upfront, milestone and royalty payments, as well as product commercialization rights for both parties. In 1997, the Company recorded $10.2 million of revenues under the terms of the agreement.

    MARKET PRICE OPTION AGREEMENT

    Under a Market Price Option Agreement between Chiron and an affiliate of Novartis, the Company has granted to Novartis an option to purchase newly issued shares of equity securities directly from the Company at fair market value. The number of shares Novartis is permitted to purchase under the Market Price Option Agreement is subject to the standstill restrictions set forth in the Governance Agreement. See "Governance Agreement--Standstill" at p. 19. The option may be exercised at any time and also may be exercised repeatedly (subject to a minimum purchase of $1 million each time the option is exercised). Novartis may not exercise the option unless at the time of the exercise it owns shares representing at least 30% of the aggregate number of votes entitled to be voted in an election of directors of the Company. In addition, one of the following "exercise conditions" must be satisfied: (i) Novartis is legally restricted from purchasing equity securities from any person other than the Company (including any restriction resulting from Novartis' possession of non-public material information regarding the Company); (ii) there is insufficient liquidity in the open market to permit Novartis to purchase the number of shares it desires, either within the time period it desires or without unduly affecting the price of the shares, or (iii) Novartis' ownership interest in the Company at that time is below 50 percent and it wishes (and is permitted under then applicable standstill provisions of the Governance Agreement) to increase its ownership interest to above 50 percent (although if this is the only exercise condition that is satisfied, Novartis is not permitted to purchase shares that would increase its ownership interest above 51 percent).

    SUBSCRIPTION AGREEMENT

    Under a Subscription Agreement between Chiron and Novartis, the Company has the right to require Novartis to purchase Common Stock directly from the Company at fair market value, up to a maximum subscription amount. Currently, the subscription amount is $500 million. It will be reduced by the aggregate amount paid by Novartis or any of its affiliates for the purchase of equity securities from the Company or any of its subsidiaries, whether pursuant to the Market Price Option Agreement, the Governance Agreement, the Subscription Agreement or otherwise (other than securities purchased in connection with a collaboration under the Cooperation and Collaboration Agreement or securities issued under the R&D Funding Agreement). The subscription amount will be reduced by any increase in the amount of credit facilities guaranteed by Novartis, up to a maximum amount of $300 million. See "The Investment Agreement--Bank Debt Guarantee" at p. 20. Novartis' obligation to purchase shares pursuant to the Subscription Agreement is subject to the satisfaction of certain closing conditions.

    During the fiscal year ended December 28, 1997, Novartis did not purchase any securities from the Company pursuant to the Market Price Option Agreement, the Subscription Agreement, or otherwise.

    THE NOVEMBER 1996 AGREEMENT

    In November 1996, in connection with the U.S. Federal Trade Commission's review of the merger between Ciba and Sandoz Limited which created Novartis, Chiron and Novartis entered into an agreement (the "November 1996 Agreement") pursuant to which Chiron agreed to grant royalty-bearing licenses to Rhone-Poulenc Rorer, Inc. and Novartis under certain Chiron patents relating to gene therapy. As partial consideration, Novartis agreed to pay to the Company up to an aggregate of $60 million over five years, of which $15 million was paid in 1997. Novartis also agreed to cross-license to the Company certain Novartis-controlled gene therapy technologies.

    In 1994 the Company entered into an agreement with Novartis under which the Company agreed to promote Aredia(R) in the United States on behalf of Novartis until March 1997. Under the November 1996 Agreement, the parties agreed to renegotiate the Aredia(R) promotion arrangement to allow the Company to co-promote Aredia(R) with Novartis for a two year period, following a six-month transition period. In December 1997, the parties agreed that the Company would terminate its co-promotion activities in April 1998. In 1997, the Company recognized $43.6 million in co-promotion and sales fees related to Aredia(R).

    In addition, under the November 1996 Agreement, Novartis has agreed to provide to the Company additional guarantees totaling $200 million to support the issuance of non-convertible debt in the event Chiron elects to prepay certain outstanding convertible debt.

    SERVICES PROVIDED TO CHIRON DIAGNOSTICS

    In connection with the acquisition by the Company of Chiron Diagnostics, Novartis agreed to continue for a reasonable period to provide to Chiron Diagnostics and its subsidiaries administrative and similar services and incidental research and development services at cost. Use of Novartis' services has been expanded in those instances in which Novartis has been determined to be the best available source for a particular service, and phased out in those instances in which more attractive alternative sources for a service have been identified. In 1997, the Company paid Novartis $1.8 million for certain services, which consisted primarily of $0.7 million for overseas office support and $0.7 million for data processing, telecommunications and information services.

    CASH PAYMENTS TO CERTAIN STOCK OPTION HOLDERS

    Under the Investment Agreement, persons who on November 20, 1994 held options under the Company's 1991 Stock Option Plan were granted the right to receive certain cash payments from Novartis. The payments are calculated on the spread between $29.25 and the exercise price of the option, and are payable on a fraction (37.33%) of the options which vest each year. The right to receive the payment vests over time as the underlying options vest and, once vested, is exercisable at any time the option is outstanding. For options which vested during 1995, optionees received the cash payment and were not required to surrender the underlying options. For options which vest before or after 1995, in order to receive the payment, the optionee is required to surrender the corresponding fraction (37.33%) of the underlying options. If any such cash payments to executive officers, either alone or when aggregated with other compensation, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and/or would subject such individuals to a tax under Section 4999 of the Internal Revenue Code, the Company may pay the officers such additional amounts as are necessary to assure that the net after-tax amount realized by the officers is the same as if this additional tax were not imposed. In fiscal year 1997, Novartis paid approximately $11.5 million to eligible option holders in connection with the surrender for cancellation of such options and reimbursed the Company for payroll taxes totaling approximately $0.5 million associated with the payments.

    OTHER ARRANGEMENTS WITH NOVARTIS

    The Company and Novartis have entered into certain other product development and other arrangements, directly and through affiliates. No such other arrangements, either individually or in the aggregate, were material to the Company during fiscal year 1997.

RELATIONSHIP WITH BIOS CHILE

    In 1990, the Company entered into agreements with Bios Chile ("Bios"), a Chilean biotechnology company in which Dr. Pablo D.T. Valenzuela, Senior Vice President, Biologicals Research and Development, holds an ownership interest. Dr. Bernardita Mendez, Vice President, Regulatory and Quality Affairs, who is married to Dr. Valenzuela, is the daughter of the general manager of Bios. Under the agreements, as amended: (a) Dr. Valenzuela will be permitted to contribute up to 20 percent of his work time in any year to Bios; (b) Chiron acquired 19 percent of the outstanding stock of Bios upon payment of $100,000, plus an option to acquire up to 50 percent of the outstanding stock upon payment of an additional $100,000 to Bios; (c) Chiron agreed to contribute equipment to Bios with a value of $250,000 in the first year of the agreement and $50,000 a year for ten years thereafter; and (d) Chiron agreed to pay a maximum of $25,000 per year for each of the next ten years for reasonable costs and expenses incurred by Dr. Valenzuela while performing services for Bios. In return, Bios agreed to perform research services for Chiron valued at not less than $200,000 in the first year of the agreement and $50,000 a year for ten years thereafter. The agreement between the companies further contemplates the supply of certain biotechnological services and supplies by Bios to Chiron having a value of no less than $100,000 in each of the three years following its effective date. Chiron will have the right to commercialize, outside Latin America, any product of Bios and Bios will have the right to sell certain Chiron reagents for research purposes. In fiscal year 1997, the Company paid to Bios a total of $60,000 under various provisions of the above-mentioned agreements and under a separate agreement to develop protocols for the Company's subsidiary Chiron Diagnostics.

LOANS TO EXECUTIVE OFFICERS

    Pursuant to the provisions of an executive loan program adopted by the Board of Directors to promote stock ownership by executive officers ("Executive Loan Program"), in December 1995, the Company provided a loan of $351,250 to Mr. William G. Green, Senior Vice President, Secretary and General Counsel, to enable him to purchase 40,000 shares of Chiron Common Stock through the exercise of a stock option. The outstanding principal of $351,250 and interest of $35,282 were paid in full on August 26, 1997. During the fiscal year ended December 28, 1997, the largest aggregate amount of indebtedness outstanding on the loan was $386,532.

    In September 1994, the Company provided a loan of $200,000 to Dr. William J. Link, formerly Vice President of the Company and Chief Executive Officer of Chiron Vision Corporation, to assist him in financing his principal residence. The loan has a fixed interest rate of 7.75 percent per annum and is secured by a second deed of trust on the property. As of December 28, 1997, the amount outstanding on the loan to Dr. Link, including interest, was $203,875. During the fiscal year ended December 28, 1997, the largest aggregate amount of indebtedness outstanding on the loan was $207,750. Following the sale of Chiron Vision Corporation to Bausch & Lomb, Incorporated, which was completed on December 29, 1997, Dr. Link is no longer employed by the Company. Effective January 1, 1998, the Company entered into a three-year consulting agreement with Dr. Link, under which, among other things, the Company agreed to extend the term of the loan, which originally would have expired on September 2, 1999, to December 31, 2000 and further agreed that, in consideration of the performance of certain consulting services by Dr. Link, the Company will forgive $25,000 of the loan per year for three years.

    In June 1996, pursuant to the provisions of the Executive Loan Program, the Company provided a loan of $608,592 to Dr. Valenzuela to enable him to purchase 202,864 shares of Chiron Common Stock through the exercise of a stock option. Dr. Valenzuela agreed: (1) to pledge to the Company 102,864 shares of Chiron Common Stock acquired by him as security for the loan and (2) that the shares will be subject to an additional restriction on transfer which will lapse as to 50 percent of the shares after one year and the remainder after two years. The loan bears a variable interest rate based on the higher of the applicable Federal Rate or the Company's yield on its investment portfolio, and is due in full on or prior to June 6, 1998. As of December 28, 1997, the amount outstanding on the loan to Dr. Valenzuela, including interest, was $665,529. During the fiscal year ended December 28, 1997, the largest aggregate amount of indebtedness outstanding on the loan was $665,529.

    In April 1996, the Company provided a loan of $150,000 to Rajen Dalal, Vice President, Corporate Development, to acquire real property. The loan has a fixed interest rate of 8.25 percent per annum and is due in full on or prior to April 23, 2001. The loan is secured by a second deed of trust on the property. As of December 28, 1997, the amount outstanding on the loan to Mr. Dalal was $162,375. During the fiscal year ended December 28, 1997, the largest aggregate amount of indebtedness outstanding on the loan was $162,375.

CERTAIN EMPLOYMENT AGREEMENTS

    Mr. William G. Green, Senior Vice President, Secretary and General Counsel, entered into an agreement with the Company in September 1990 which provides that the Company will maintain life insurance for him in the amount of $500,000 and that, in the event Mr. Green's contributions or premiums associated with health or dental insurance exceed $4,500 in any year, the Company will pay the excess.

    Mr. Sean P. Lance was appointed President and Chief Executive Officer of the Company in March 1998, effective no later than May 1, 1998. Mr. Lance entered into an agreement with the Company dated March 18, 1998 which provides (i) for a base salary of $700,000 per year, which may be increased, but not decreased, annually by the Board of Directors; (ii) that Mr. Lance will participate in the Company's executive officer variable cash compensation program, under which he will receive a cash bonus equal to 100% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 200% if performance substantially exceeds the targeted level; (iii) that the Company will provide Mr. Lance with the lease of a company car and tax and financial services planning; (iv) that Mr. Lance will be granted options to purchase 750,000 shares of the Company's Common Stock under the Company's 1991 Stock Option Plan, as to which 125,000 shares will vest upon the first annual anniversary of Mr. Lance's employment with the Company, 475,000 shares will vest in 48 successive equal monthly installments commencing on the first anniversary of Mr. Lance's employment, and the remaining 150,000 option shares will vest on the fifth annual anniversary of Mr. Lance's employment, provided that 75,000 of the 150,000 may vest as early as the end of three years based upon attainment of certain performance goals; (v) Mr. Lance will participate in the Company's annual awards of long-term incentive compensation, presently awarded under the 1991 Stock Option Plan in the form of stock options, based upon performance as determined by the Board's Compensation Committee with a targeted value of the annual award at the grant date of 200% of Mr. Lance's base salary; (vi) the Company will provide Mr. Lance with a loan to purchase a home in the San Francisco area of up to $1 million which will bear interest at the applicable federal rate as defined in Section 1274(d) of the Internal Revenue Code and which will have a term of ten years; the loan will be forgiven over the period of Mr. Lance's service to the Company at the rate of 0.83333% of the principal amount thereof per month; (vii) the Company will reimburse customary expenses associated with Mr. Lance's relocation to California; and (viii) if Mr. Lance's employment with the Company is terminated other than for cause, or if Mr. Lance resigns for good reason, he will continue to receive (a) his base salary for three years following the termination date, provided he may elect to receive a lump sum payment equal to the discounted value of such salary; (b) in lieu of his cash bonus, a payment equal to three times the higher of his targeted bonus in the year of termination or his highest bonus during the preceding three years, payable over the salary continuation period or, at Mr. Lance's option, in a discounted lump sum; (c) continued health care and life insurance coverage for a three year period, subject to the payment by Mr. Lance of premiums not paid by the Company under the Company's cafeteria benefit plan; (d) reasonable repatriation assistance; and (e) accelerated vesting of stock options that would otherwise have vested during the next three years following termination. Under the agreement, "good reason" is defined to include a substantial diminution in Mr. Lance's duties and responsibilities or the assignment to Mr. Lance of duties inconsistent with his position; relocation of the Company's headquarters more than 30 miles from its present location; reduction of Mr. Lance's base salary or failure to provide compensation at least equal to that provided for under compensation or benefit plans currently in effect; material breach by the Company of its obligations under Mr. Lance's employment agreement or the failure of the Company to obtain satisfactory agreement from any successor to the Company to assume Mr. Lance's employment agreement. The agreement further provides that no change in control, including any transaction in which Novartis increases its ownership interest in the Company, will itself constitute good reason.

    Mr. Magnus Lundberg, President, Chiron Vaccines and Therapeutics, entered into agreements with the Company dated May 6, 1996, May 25, 1996, January 8, 1997, and March 17, 1998 which provide that (i) if Mr. Lundberg's employment with the Company is terminated other than for cause, the Company will pay to Mr. Lundberg severance pay equivalent to one year's salary and benefits; (ii) the Company will provide Mr. Lundberg with a leased automobile and will pay certain expenses associated with such automobile; and (iii) the Company will provide to Mr. Lundberg a $3,000 monthly housing allowance during the period he continues to hold his current position.

    Mr. James R. Sulat was appointed Chief Financial Officer of the Company in March 1998, effective April 1, 1998. Mr. Sulat entered into an agreement with the Company dated March 19, 1998 which provides (i) for a base salary of $300,000 per year; (ii) that Mr. Sulat will participate in the Company's executive officer variable cash compensation program, under which he is entitled to receive a cash bonus equal to 45% of his base salary if the targeted level of performance is satisfied, with a maximum bonus of 90% if performance substantially exceeds the targeted level; (iii) that Mr. Sulat will be granted options to purchase 150,000 shares of the Company's Common Stock under the Company's 1991 Stock Option Plan, as to which 25,000 option shares will vest on the first annual anniversary of Mr. Sulat's employment with the Company, 75,000 option shares will vest ratably monthly thereafter for 36 months, and 50,000 option shares will vest on the fifth annual anniversary of Mr. Sulat's employment; (iv) Mr. Sulat will be eligible to receive future grants of stock options under the Company's long-term incentive plan based upon individual, function and corporate performance; and (v) if, within the first two years, Mr. Sulat's employment with the Company is terminated other than for cause, or if Mr. Sulat resigns for good reason, he will receive a minimum lump sum severance payment equal to the greater of one year's salary (declining in equal monthly increments to six months' base salary over the one year period commencing at the end of six months' employment with the Company) or the payment to which he would otherwise be entitled under any then effective Company severance plan, and accelerated vesting of that number of shares underlying his initial stock option grant that otherwise would have vested during the fraction of one year following his termination equal to the fraction of one year's base salary paid to him as severance and (vi) if Mr. Sulat's employment is involuntarily terminated by the Company or its successor without cause within one year following a buyout transaction by Novartis, he will receive a minimum lump sum severance payment equal to the greater of one year's base salary or the payment to which he would otherwise be entitled under any then effective Company severance plan and full acceleration of the vesting of his initial stock option grants. Under the agreement, "good cause" is defined to include a substantial diminution in Mr. Sulat's duties and responsibilities; reduction of Mr. Sulat's base salary or failure to provide compensation and benefits at least equal to those provided generally to senior officers; a material breach by the Company of its obligations under Mr. Sulat's employment agreement or the failure of the Company to obtain satisfactory agreement from any successor to the Company to assume Mr. Sulat's employment agreement. The agreement further provides that no change in control, including any transaction in which Novartis increases its ownership interest in the Company, will itself constitute good reason.

    On January 27, 1998, Dr. Lewis T. Williams, Chief Scientific Officer and President, Chiron Technologies, entered into an agreement with the Company which provides that if Dr. Williams' employment with the Company is terminated other than for cause, the Company will pay to Dr. Williams a lump sum equal to three times his then existing base salary. The agreement further provides that any material reduction in Dr. Williams' compensation or in the scope of his authority and responsibility that is not reasonably acceptable to Dr. Williams will be treated as constructive termination entitling Dr. Williams to this severance payment. This lump sum severance agreement supercedes and replaces certain options granted to Dr. Williams pursuant to the Company's letter agreement with Dr. Williams dated July 15, 1994 to establish a research program in the event the Company terminated Dr. Williams' employment other than for cause. Under the January 1998 agreement, Dr. Williams was also granted 100,000 restricted share rights with respect to the Company's Common Stock. The share rights vest in December 2002, with earlier full vesting upon a change in control of the Company (other than by reason of an increase in Novartis' ownership interest), and earlier pro rata vesting in the event Dr. Williams' employment is terminated by the Company without cause or upon termination of employment due to death or permanent disability (based on the actual number of months worked after December 1997 plus, in the case of termination without cause, 36 months).

PENSION AGREEMENTS

    The Company has entered into supplemental pension agreements with two Named Executive Officers: Mr. William G. Green and Dr. William J. Rutter.

    Mr. Green's supplemental pension agreement is a monthly benefit for life beginning at age 60. The benefit is based on an initial contribution of $110,000, plus an annual contribution for each year of service until Mr. Green reaches age 60, such that the annual contribution when added to the maximum employee and Company matching contribution under the Company's 401(k) Plan and any future retirement benefit will not be less than $20,000. This amount will be increased by an assumed seven percent interest rate compounded annually. Taking into account certain assumptions about Internal Revenue Code limitations, and assuming Mr. Green makes the maximum 401(k) contribution under the Chiron 401(k) Plan, and receives the maximum matching contribution each year, the actuarial equivalent of Mr. Green's benefit at age 65 would be $48,921 annually for life.

    In 1989, the Company entered into a supplemental benefits agreement with Dr. William J. Rutter, Chairman of the Board, under the terms of which the Company agreed to indemnify Dr. Rutter, up to an amount of $10,000 in any twelve-month period, for any University of California pension benefits he loses by reason of his change in status with the University from full-time to part-time. In 1996, under the terms of the Agreement, the Company paid Dr. Rutter $72,496, including interest, for the years 1991 through 1996, and in 1997 the Company paid Dr. Rutter $10,000. The Company will continue to pay Dr. Rutter $10,000 per year after 1996 during his lifetime.

DIRECTOR INDEMNIFICATION AGREEMENTS

    The Company has indemnification agreements with directors that (i) confirm the present indemnity provided to them by the Company's Bylaws and give them assurances that this indemnity will continue to be provided despite future changes in the Bylaws and (ii) provide that, in addition, the directors shall be indemnified to the maximum extent permitted by law against all expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred or paid by them in any action or proceeding, including any action by or in the right of the Company, on account of their service as a director, officer or similar official of any other company or enterprise when they are serving in such capacities at the request of the Company. The indemnification agreements further provide that expenses incurred by a director in such cases shall be paid by the Company in advance, subject to the director's obligation to reimburse the Company in the event it is ultimately determined that the director is not entitled to be indemnified for such expenses under any of the provisions of the indemnification agreement. However, no indemnity will be provided to any director under the agreements as described in clause (ii) of the first sentence of this paragraph on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or to constitute willful misconduct. In addition, no indemnification will be provided if a final court adjudication shall determine that such indemnification is not lawful, or in respect of any suit in which judgment is rendered against a director for an accounting of profits made from a purchase or sale of securities of the Company in violation of Section 16(b) of the Exchange Act or of any similar statutory provision, or on account of any remuneration paid to a director which is finally adjudged to have been paid in violation of law. The indemnification agreements also contain provisions designed to protect the Company from unreasonable settlements or redundant legal expenditures.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to furnish copies of such reports to the Company.

    Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file reports on Form 5 for fiscal year 1997, the Company believes that all its officers and directors complied with all filing requirements applicable to them with respect to transactions during fiscal year 1997, except that William G. Green filed a Form 4 two months following the exercise and sale of 5,000 shares of the Company's Common Stock, Dr. William J. Rutter filed a Form 4 two months following his open market purchase of 40,000 shares of the Company's Common Stock and Dr. Pablo Valenzuela filed a Form 5 in February 1998 reflecting the late filing of 17 reports on Form 4 to report 34 indirect transactions by his spouse, all of which had previously been reported on Forms 3 and 4 by his spouse during the period until August 1996 while she was herself a reporting person, except one transaction during 1997 after she ceased to be a reporting person.

                             STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Stockholders must be received at the Company's principal executive office by December 9, 1998. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                 OTHER BUSINESS

    The Board of Directors is not aware of any other matter that may be presented for action at the Annual Meeting. In the event that any other matter requiring a vote of the stockholders is presented for action at the Annual Meeting, the enclosed proxy card gives authority to the persons listed on the card to vote at their discretion in the best interest of the Company.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

    The Company has chosen again this year to print summary financial information for the fiscal year ended December 28, 1997 in its 1997 Annual Report, a copy of which is enclosed with this proxy material. The full audited consolidated financial statements of the Company and its subsidiaries and other required financial disclosures appear in a brochure enclosed inside the back cover of the Annual Report.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ WILLIAM G. GREEN

                                          William G. Green,
                                          SECRETARY

April 8, 1998

                               CHIRON CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Dr. William J. Rutter and Dr. Edward E. Penhoet, and each of them, with full power of substitution, the proxies of the undersigned to vote all shares of Common Stock of Chiron Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 1450 53rd Street, Emeryville, California 94608, on May 14, 1998 at 10:00 a.m., and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat:

                                                                I PLAN TO ATTEND
                                                                THE MEETING
                                                                    / /

1.  ELECTION OF DIRECTORS                     / / FOR all nominees listed below         / / WITHHOLD AUTHORITY
    (THE BOARD OF DIRECTORS                     (except as marked to the contrary         to vote for all nominees listed below.
    RECOMMENDS A VOTE FOR.)                     below.)

    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

       Mr. Vaughn D. Bryson - Mr. Pierre E. Douaze - Mr. Sean P. Lance -
                             Dr. Edward E. Penhoet

2. Proposal to ratify the selection of KPMG Peat Marwick LLP as independent public accountants for the Company for the fiscal year ending January 3, 1999. (The Board of Directors recommends a vote FOR.)

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
                                               Dated _____________________, 1998

                                                    (Be Sure to Date Proxy)
                                               _________________________________

                                                           Signature
                                               _________________________________

                                                           Signature

                                               Please sign exactly as name
                                               appears at left. When shares are
                                               held by joint tenants, both
                                               should sign. When signing as
                                               attorney, executor,
                                               administrator, trustee, or
                                               guardian, please give full title
                                               as such. If a corporation, please
                                               sign in full corporate name by
                                               President or other authorized
                                               person. If a partnership, please
                                               sign in full partnership name by
                                               authorized person.

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED
                                   ENVELOPE.